EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-____) pertaining to Bone Biologics Corporation 2015 Equity Incentive Plan, as amended, of our report dated February 26, 2025, relating to the consolidated financial statements of Bone Biologics Corporation as of and for the years ending December 31, 2024 and 2023 (which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in Bone Biologics Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 26, 2025